                                                                     EXHIBIT 8.2

            [LETTERHEAD OF WILSON, SONSINI GOODRICH & ROSATI, P.C.]


                               September 18, 1996



Boomtown, Inc.
P.O. Box 399
Verdi, Nevada 89439-0399

Ladies and Gentlemen:

     We have acted as counsel for Boomtown, Inc., a Delaware corporation ("Boomtown") in connection with the preparation and execution of the Agreement and Plan of Merger dated as of April 23, 1996 (the "Merger Agreement") among Hollywood Park, Inc., a Delaware corporation ("HPI"), HP Acquisition Corporation, a Delaware corporation which is a newly formed and wholly-owned subsidiary of HPI ("Merger Sub"), and Boomtown. Pursuant to the Merger Agreement, Merger Sub will merge with and into Boomtown (the "Merger"), and Boomtown will become a wholly-owned subsidiary of HPI. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Boomtown and HPI with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus) (the "Registration Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Boomtown and HPI respectively (the "Officers' Certificates").

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Closing) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

Boomtown, Inc.
September 18, 1996
Page 2

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

     4. The Merger will be reported by Boomtown and HPI on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the effective date of the Registration Statement and at the Closing, then:

          (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

          (b) The discussion entitled "Certain Federal Income Tax Matters" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Furthermore, this opinion relates only to the holders of HPI stock who hold such stock as a capital asset. No opinion is expressed as to the Federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Boomtown stock pursuant to the exercise of options or otherwise as compensation).

Boomtown, Inc.
September 18, 1996
Page 3


     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you in our capacity as counsel to Boomtown and is being delivered to you for the purposes of being included as an exhibit to the Registration Statement and satisfying the requirements of Section 9.2(g) of the Merger Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Matters" in the Registration Statement.

                                      Very truly yours,

                                      /s/ Wilson Sonsini Goodrich & Rosati

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                                                       EXHIBIT A
                                                                  TO TAX OPINION
                                                                  --------------

                             OFFICER'S CERTIFICATE
                             ---------------------


                              HOLLYWOOD PARK, INC.
                           1050 SOUTH PRAIRIE AVENUE
                          INGLEWOOD, CALIFORNIA 90301


                               September 13, 1996


Irell & Manella LLP                      Wilson Sonsini Goodrich & Rosati, P.C.
1800 Avenue of the Stars                 650 Page Mill Road
Suite 900                                Palo Alto, California 94304
Los Angeles, California 90067

     RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF APRIL 23, 1996, AMONG HOLLYWOOD PARK, INC., A DELAWARE CORPORATION ("HPI"), BOOMTOWN, INC., A DELAWARE CORPORATION ("BOOMTOWN"), AND HP ACQUISITION, INC., A WHOLLY-OWNED SUBSIDIARY OF HPI INCORPORATED IN DELAWARE ("SUB").

Gentlemen:

     This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement including exhibits and schedules attached thereto.

     A.   REPRESENTATIONS.  After consulting with their counsel, auditors, and
          ---------------
investment bankers regarding the meaning of and factual support for the following representations, HPI and Sub each hereby certifies, warrants, and represents that the following facts are now true and will continue to be true as of the Closing and as of the time of the Merger:

          1. The fair market value of the HPI common stock and other consideration received by each Boomtown shareholder will be approximately equal to the fair market value of the Boomtown stock surrendered in exchange therefor.

          2. HPI and Sub have no knowledge of any plan or intention on the part of Boomtown's shareholders to sell, exchange, or otherwise dispose of a number of shares of HPI stock received in the Merger that would reduce the Boomtown shareholders' ownership of HPI stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Boomtown as of the same date. For purposes of this representation, shares of Boomtown stock (or the portion thereof) exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of HPI common stock will be treated as outstanding Boomtown stock on the date of the Merger. Moreover, shares of Boomtown stock and shares of HPI common stock held by Boomtown shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          3. To the knowledge of HPI and Sub, following the Merger and all Related Transactions (as hereinafter defined), Boomtown will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction). For purposes of this representation, amounts paid by Boomtown or Sub to dissenters, if any, amounts paid by Boomtown or Sub to shareholders who receive cash or other property, amounts used by Boomtown or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Boomtown will be included as assets of Boomtown or Sub, respectively, immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction). "Related Transactions" means all transactions related to the Merger or occurring (other than in the ordinary course of business) at or around the period of the Merger, including without limitation the Blue Diamond Swap, where "Blue Diamond Swap" means any transactions connected to the termination of Boomtown's operations at its Las Vegas resort, including without limitation (i) the termination of the lease under which such resort is operated, and (ii) the restructuring of the debt attributable to the loans made by Boomtown to IVAC, a California general partnership, in the aggregate amount of approximately $27.3 million. The Blue Diamond Swap will be effectuated by a direct exchange of assets or other consideration between Boomtown (or its subsidiaries), on the one hand, and IVAC (or a designated affiliate), on the other hand, and HPI will provide no assets to Boomtown for any purpose in connection therewith.

          4. Prior to the Merger, HPI will be in control of Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code") (control within the meaning of Section 368(c) of the Code is hereinafter referred to as "Control").

          5. HPI has no plan or intention to cause Boomtown to issue additional shares of stock after the Merger, or take any other action, that would result in HPI losing Control of Boomtown.

          6. Other than with respect to the Roski Stock Purchase (as hereinafter defined), HPI has no plan or intention to reacquire any of its stock issued in the Merger. "Roski Stock Purchase" means the purchase by HPI of the shares in Boomtown held by

Mr. Edward P. Roski, Jr. -- which stock interest of Mr. Roski represents no more than 7.8% of the total outstanding shares of Boomtown immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction) -- either by the purchase, immediately prior to the Merger, of the shares in Boomtown held by Mr. Roski or the reacquisition, immediately after the Merger, of the HPI shares into which Mr. Roski's Boomtown shares may be converted in the Merger. Boomtown will provide no assets to Mr. Roski in connection with the purchase or reacquisition of his stock interest.

          7. HPI has no plan or intention to liquidate Boomtown; to merge Boomtown with or into another corporation; to sell or otherwise dispose of the stock of Boomtown except for transfers of stock to corporations controlled by HPI; or to cause Boomtown to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Boomtown.

          8. The liabilities of Sub, if any, assumed by Boomtown and the liabilities, if any, to which the transferred assets of Sub are subject were incurred by Sub in the ordinary course of its business.

          9. Following the Merger and all Related Transactions, Boomtown will continue its historic business or use a significant portion of its historic business assets in a business.

          10. HPI, Sub, Boomtown, and the shareholders of Boomtown will each pay their respective expenses, if any, incurred in connection with the Merger, all Related Transactions, and the Roski Stock Purchase.

          11. There is no intercorporate indebtedness existing between HPI and Boomtown or between Sub and Boomtown that was issued, acquired, or will be settled at a discount.

          12. In the Merger, shares of Boomtown stock representing Control of Boomtown will be exchanged solely for voting stock of HPI. For purposes of this representation, shares of Boomtown stock exchanged for cash or other property originating with HPI, including without limitation in connection with the Roski Stock Purchase, will be treated as outstanding Boomtown stock on the date of the Merger. Moreover, for purposes of this representation, in the case of HPI shares issued in the Merger and reacquired in the Roski Stock Purchase or a Related Transaction, the Boomtown shares to which such HPI shares are attributable will be treated as having been exchanged in the Merger for other than voting stock.

          13. To the knowledge of HPI and Sub, at the time of the Merger, (i) Boomtown will have no outstanding equity interests other than as described in
Section 5.3 of the Merger Agreement, and (ii) Boomtown will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Boomtown that, if exercised or converted, would affect HPI's acquisition or retention of Control of Boomtown.

          14. HPI does not own, nor has it owned during the past five years, any shares of the stock of Boomtown.

          15.  Neither HPI nor Sub is an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          16. To the knowledge of HPI and Sub, on the date of the Merger, the fair market value of the assets of Boomtown will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          17. To the knowledge of HPI and Sub, Boomtown is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

          18. Following the Merger, HPI, Sub, and Boomtown will comply with the record-keeping and information filing requirements of Treas. Reg. Section 1.368-3.

          19. The payment of cash in lieu of fractional shares of HPI stock is solely for the purpose of avoiding the expense and inconvenience to HPI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to shareholders of Boomtown instead of issuing fractional shares of HPI stock will not exceed one percent of the total consideration that will be issued in the transaction to the shareholders of Boomtown in exchange for their shares of Boomtown. The fractional share interests of each shareholder of Boomtown will be aggregated, and no shareholder of Boomtown will receive cash in an amount equal to or greater than the value of one full share of HPI stock.

          20. None of the compensation received by any shareholder-employee of Boomtown will be separate consideration for, or allocable to, any of their shares of Boomtown stock; none of the shares of HPI stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          21. To the knowledge of HPI and Sub, the shares of Boomtown stock are not a "United States real property interest" within the meaning of Section 897(c) of the Code.

          22.  HPI has a bona fide business reason for engaging in the Merger.

     B.  RELIANCE BY YOU IN RENDERING OPINIONS; LIMITATIONS ON YOUR OPINIONS.
         -------------------------------------------------------------------

          1. HPI and Sub each recognizes that (i) your opinions will be based on the representations set forth herein, and on the statements contained in the Merger Agreement and the documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including without limitation that they may not be relied upon if any such representations are not accurate.

          2. HPI and Sub each recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

          3. HPI and Sub each understands that, if you are asked to reaffirm your opinions at the Closing, then in connection with such reaffirmation, you will require HPI and Sub to reaffirm this letter and the representations set forth herein.

                              Very truly yours,


                              HOLLYWOOD PARK, INC.
                              a Delaware corporation


                              By:____________________________

                              Title:_________________________


                              HP ACQUISITION, INC.
                              a Delaware corporation


                              By:____________________________

                              Title:_________________________

                                                                       EXHIBIT B
                                                                  TO TAX OPINION
                                                                  --------------

                             OFFICER'S CERTIFICATE
                             ---------------------

                                 BOOMTOWN, INC.
                                  P.O. BOX 399
                            VERDI, NEVADA 89439-0399


                               September 13, 1996

Irell & Manella LLP                      Wilson Sonsini Goodrich & Rosati, P.C.
1800 Avenue of the Stars                 650 Page Mill Road
Suite 900                                Palo Alto, California 94304
Los Angeles, California 90067

     RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF APRIL 23, 1996, AMONG HOLLYWOOD PARK, INC., A DELAWARE CORPORATION ("HPI"), BOOMTOWN, INC., A DELAWARE CORPORATION ("BOOMTOWN"), AND HP ACQUISITION, INC., A WHOLLY-OWNED SUBSIDIARY OF HPI INCORPORATED IN DELAWARE ("SUB").

Gentlemen:

     This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement including exhibits and schedules attached thereto.

     A.   REPRESENTATIONS.  After consulting with its counsel, auditors, and
          ---------------
investment bankers regarding the meaning of and factual support for the following representations, Boomtown hereby certifies, warrants, and represents that the following facts are now true and will continue to be true as of the Closing and as of the time of the Merger:

          1. The fair market value of the HPI common stock and other consideration received by each Boomtown shareholder will be approximately equal to the fair market value of the Boomtown stock surrendered in exchange therefor.

          2. Based upon due inquiry of officers, of directors, and of each shareholder of Boomtown who owns five percent (5%) or more of Boomtown stock, there is no plan or intention by the shareholders of Boomtown who own five percent (5%) or more of the Boomtown stock, and to the best of the knowledge of the management of Boomtown, there is no plan or intention on the part of the remaining shareholders of Boomtown, to sell, exchange, or otherwise dispose of a number of shares of HPI stock received in the Merger that would reduce the Boomtown shareholders' ownership of HPI stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Boomtown as of the same date. For purposes of this representation, shares of Boomtown stock (or the portion thereof) exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of HPI common stock will be treated as outstanding Boomtown stock on the date of the Merger. Moreover, shares of Boomtown stock and shares of HPI common stock held by Boomtown shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          3. Following the Merger and all Related Transactions (as hereinafter defined), Boomtown will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction). For purposes of this representation, amounts paid by Boomtown or Sub to dissenters, if any, amounts paid by Boomtown or Sub to shareholders who receive cash or other property, amounts used by Boomtown or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Boomtown will be included as assets of Boomtown or Sub, respectively, immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction). "Related Transactions" means all transactions related to the Merger or occurring (other than in the ordinary course of business) at or around the period of the Merger, including without limitation the Blue Diamond Swap, where "Blue Diamond Swap" means any transactions connected to the termination of Boomtown's operations at its Las Vegas resort, including without limitation (i) the termination of the lease under which such resort is operated, and (ii) the restructuring of the debt attributable to the loans made by Boomtown to IVAC, a California general partnership, in the aggregate amount of approximately $27.3 million. The Blue Diamond Swap will be effectuated by a direct exchange of assets or other consideration between Boomtown (or its subsidiaries), on the one hand, and IVAC (or a designated affiliate), on the other hand, and HPI will provide no assets to Boomtown for any purpose in connection therewith.

          4. Boomtown has made no transfer of any of its assets in contemplation of the Merger or during the pre-Merger period other than in the ordinary course of business or in connection with the Blue Diamond Swap.

          5. Boomtown has no obligation, understanding, agreement, plan or intention to issue additional shares of its stock that would result in HPI losing control of Boomtown within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code") (control within the meaning of Section 368(c) of the Code is hereinafter referred to as "Control").

          6. To the knowledge of Boomtown, other than with respect to the Roski Stock Purchase, HPI has no plan or intention to reacquire any of its stock issued in the Merger. "Roski Stock Purchase" means the purchase by HPI of the shares in Boomtown held by Mr. Edward P. Roski, Jr. -- which stock interest of Mr. Roski represents no more than 7.8% of the total outstanding shares of Boomtown immediately prior to the Merger (or, if earlier, immediately prior to any Related Transaction) -- either by the purchase, immediately prior to the Merger, of the shares in Boomtown held by Mr. Roski or the reacquisition, immediately after the Merger, of the HPI shares into which Mr. Roski's Boomtown shares may be converted in the Merger. Boomtown will provide no assets to Mr. Roski in connection with the purchase or reacquisition of his stock interest.

          7. To the knowledge of Boomtown, HPI has no plan or intention to liquidate Boomtown; to merge Boomtown with or into another corporation; to sell or otherwise dispose of the stock of Boomtown except for transfers of stock to corporations controlled by HPI; or to cause Boomtown to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Boomtown.

          8. To the knowledge of Boomtown, following the Merger and all Related Transactions, HPI will cause Boomtown to continue its historic business or use a significant portion of its historic business assets in a business.

          9. HPI, Sub, Boomtown, and the shareholders of Boomtown will each pay their respective expenses, if any, incurred in connection with the Merger, all Related Transactions, and the Roski Stock Purchase.

          10. There is no intercorporate indebtedness existing between HPI and Boomtown or between Sub and Boomtown that was issued, acquired, or will be settled at a discount.

          11. In the Merger, shares of Boomtown stock representing Control of Boomtown will be exchanged solely for voting stock of HPI. For purposes of this representation, shares of Boomtown stock exchanged for cash or other property originating with HPI, including without limitation in connection with the Roski Stock Purchase, will be treated as outstanding Boomtown stock on the date of the Merger. Moreover, for purposes of this representation, in the case of HPI shares issued in the Merger and reacquired in the Roski Stock Purchase or a Related Transaction, the Boomtown shares to which such HPI shares are attributable will be treated as having been exchanged in the Merger for other than voting stock.

          12. At the time of the Merger, (i) Boomtown will have no outstanding equity interests other than as described in Section 5.3 of the Merger Agreement, and (ii) Boomtown will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Boomtown that, if exercised or converted, would affect HPI's acquisition or retention of Control of Boomtown.

          13. HPI does not own, nor has it owned during the past five years, any shares of the stock of Boomtown.

          14. Boomtown is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          15. On the date of the Merger, the fair market value of the assets of Boomtown will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          16. Boomtown is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          17. The liabilities of Boomtown have been incurred by Boomtown in the ordinary course of its business.

          18. To the knowledge of Boomtown, following the Merger, HPI will cause Boomtown to comply with the record-keeping and information filing requirements of Treas. Reg. Section 1.368-3.

          19. The payment of cash in lieu of fractional shares of HPI stock is solely for the purpose of avoiding the expense and inconvenience to HPI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to shareholders of Boomtown instead of issuing fractional shares of HPI stock will not exceed one percent of the total consideration that will be issued in the transaction to the shareholders of Boomtown in exchange for their shares of Boomtown. The fractional share interests of each shareholder of Boomtown will be aggregated, and no shareholder of Boomtown will receive cash in an amount equal to or greater than the value of one full share of HPI stock.

          20. None of the compensation received by any shareholder-employee of Boomtown will be separate consideration for, or allocable to, any of their shares of Boomtown stock; none of the shares of HPI stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          21.  The shares of Boomtown stock are not a "United
States real property interest" within the meaning of Section 897(c) of the Code.

          22. Boomtown has a bona fide business reason for engaging in the Merger.

     B.   RELIANCE BY YOU IN RENDERING OPINIONS; LIMITATIONS ON YOUR OPINIONS.
          -------------------------------------------------------------------

          1. Boomtown recognizes that (i) your opinions will be based on the representations set forth herein, and on the statements contained in the Merger Agreement and the documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including without limitation that they may not be relied upon if any such representations are not accurate.

          2. Boomtown recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

          3. Boomtown understands that, if you are asked to reaffirm your opinions at the Closing, then in connection with such reaffirmation, you will require Boomtown to reaffirm this letter and the representations set forth herein.

                              Very truly yours,


                              BOOMTOWN, INC.
                              a Delaware corporation


                              By:______________________________

                              Title:____________________________